EXHIBIT 99

                               Joint Press Release




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MEDIA RELEASE
For Immediate Release
June 9, 2004

For More Information:
Jon Cleghorn, Executive Vice President                   Frank Vogel, Chairman
First Federal Bank                                             Iowa State Bank
712-277-0200                                                      712-737-4993




        Iowa State Bank to purchase First Federal Bank's Orange City and
                            Sheldon Banking Locations

         Leroy Van Kekerix, President and CEO of Iowa State Bank and Barry Backhaus, Chairman, President and CEO of First Federal Bank announced an agreement whereby Iowa State Bank will purchase the banking offices of First Federal Bank in Orange City and in Sheldon. The agreement is subject to approval by regulatory authorities and is expected to be completed this fall.

         Frank Vogel, Chairman of Iowa State Bank commented that the consolidation of banking offices is a necessary way for banks to become more efficient in order to deliver banking services at a reasonable cost. He said he looked forward to welcoming First Federal customers. "Iowa State Bank is pleased to have this opportunity to serve First Federal customers. We are confident they will like our products and our service," said Vogel.

         Backhaus said First Federal has enjoyed working with Iowa State Bank on this transaction and felt assured First Federal customers would be cared for properly and professionally. As part of the agreement, Iowa State Bank will honor the terms and conditions of all loans and certificates of deposit that are a part of this sale. Customers will be notified by letter regarding the details of the transaction. Backhaus commented that it has been a privilege for First Federal to be a part of the Orange City and Sheldon communities for many years.